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Contact Information

Media:                                                Investors:
------                                                ----------
Chris Ahearn                                          Dave Hogan
Director of Corporation Communications    or          Investor Relations Manager
(704)633-8250 Ext. 2892                               (704) 633-8250 Ext. 2529


For Immediate Release

                      FOOD LION, INC. SHAREHOLDERS APPROVE

           CREATION OF DELHAIZE AMERICA, INC. AS NEW HOLDING COMPANY

          --Proposed Initiatives, Including September 9 Move to NYSE,
                        Intended to Facilitate Growth--


         NEW YORK, NY, SEPTEMBER 7, 1999 - - Food Lion, Inc. (Nasdaq:FDLNA, FDLNB), announced that, at its special shareholder meeting held today in New York, Food Lion, Inc. shareholders approved the full series of growth initiatives advanced by the Company's management on August 18, 1999.

         Bill McCanless, President and Chief Executive Officer of Delhaize America, said, "Our vision is to be a multi-regional force in the consolidating supermarket industry. With the recently announced acquisition of Hannaford Brothers and a new corporate structure, we will be well positioned under these banners as a premier food retailer for the 21st century, and to maximize the value of Delhaize America for our shareholders."

         The initiatives approved by shareholders include:

-- Forming a holding company, to be called Delhaize America, Inc. This umbrella structure will enable the Company to expand existing operations by individually developing its portfolio of brands, and will facilitate future acquisitions.

-- A one-for-three reverse stock split of the Company's outstanding shares of common stock (Classes A and B), which will be converted into Delhaize America shares. This is intended to attract increased institutional buying.

                                     -More-
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--       Authorizing 500 million shares of a new class of "blank check"
         preferred stock that could be issued in connection with private offerings of shares for cash, dividends payable in Company stock, acquisitions, implementation of employee benefit plans, or other purposes. This is expected to increase the flexibility of the powers of the Board of Directors.

-- Increasing the maximum number of authorized directors of the Company from 10 to as many as 14.

         In addition, Delhaize America, Inc. will be listed on the New York Stock Exchange beginning September 9th. This is intended to enhance the visibility of the Company's shares within the investment community and to place it among its peer group of large, multi-regional supermarket chains. The Company's two classes of common stock will trade under the symbols "DZA" and DZB". Simultaneously, Food Lion, Inc. shares will be delisted from the Nasdaq National Market system.

         With 1998 sales of $10.2 billion, Delhaize America, Inc. is one of the nation's largest supermarket companies. The Company and its more than 92,000 employees serve more than 10 million customers a week at its 1,120 Food Lion and 143 Kash n' Karry and Save 'n Pack supermarkets. With the addition of Hannaford Bros., which entered into an agreement on August 18, 1999 to be acquired by Delhaize America, the Company will have over 1,400 stores throughout the eastern United States from Maine to Florida, with total projected annual revenue for 2000 of approximately $15 billion and more than 116,000 full-time and part-time employees. For more information, visit the Delhaize America website at www.delhaize-americainc.com.

         This document contains forward-looking statements that involve uncertainties. Factors that could cause results to differ materially from those in the forward-looking statements are detailed from time to time in reports filed by the Company with the SEC, including Forms 8K, 10Q and 10K.


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